EXHIBIT 10.1

March 14, 2008

2008 Bonus and Incentive Share Award For:

«Name»

GRANT DATE:	February 26, 2008
VESTING DATE:	February 26, 2012

UNRESTRICTED SHARES (YOUR “BONUS SHARES”)

After-Tax Shares Distributable Immediately:	«CS_Bonus_Shs»	(“After-Tax Bonus Shares”)

Shares Deferred on a Pre-Tax Basis:	«Deferred_Bonus_Shs»	(“Deferred Bonus Shares”)

TOTAL Unrestricted Shares:	«Bonus_Shares»	(“Total Bonus Shares”)

RESTRICTED SHARES (YOUR “INCENTIVE SHARES”)

After-Tax Shares Distributable Upon Vesting:	«CS_Inc_Shs»	(“After-Tax Incentive Shares”)

Shares Deferred on a Pre-Tax Basis:	«Deferred_Inc_Shs»	(“Deferred Incentive Shares”)

TOTAL Restricted Shares:	«Incentive_Shares»	(“Total Incentive Shares”)

I am pleased to confirm the award made to you on February 26, 2008 by the Compensation Committee of the Board of Directors of Bonus Shares and Incentive Shares of the Company’s common stock in the amounts set forth above.

Your Bonus Shares are immediately vested.  Your entire grant of Incentive Shares awarded to you will vest only if you remain employed by the West and retain all of the Bonus Shares granted to you during the time period between the Grant Date and the Vesting Date.

The entire award of Bonus Shares and Incentive Shares are subject to the other terms and conditions specified in the West Pharmaceutical Services, Inc. 2007 Omnibus Incentive Compensation Plan (the “Omnibus Plan”).  Enclosed with this award letter are a summary of important Terms and Conditions applicable to your Bonus Shares and Incentive Shares and a Participant Information Statement for the Omnibus Plan.  You should review both documents carefully.

If you wish to sell or withdraw any of the After-Tax Bonus Shares or vested Incentive Shares credited to your account, you should contact the Company’s stock plan administrator, Computershare at +1.888.472.3073.  A Sale or Withdrawal of Shares form is enclosed for your convenience.

Your Deferred Bonus Shares are also subject to the restrictions contained in the Company’s Non-qualified Deferred Compensation Plan for Designated Employees (the “Deferred Compensation Plan”) and the elections that you have previously made regarding distribution of your account under the Deferred

Compensation Plan.  Therefore, you may not sell, transfer, pledge or otherwise dispose of your Deferred Bonus Shares or Deferred Incentive Shares.

This Award is governed by all of the terms and conditions contained in this award letter (including the Terms and Conditions), the Omnibus Plan and, if applicable, the Deferred Compensation Plan.  In the event of a conflict between this award letter and the applicable Plans, the provisions of the applicable Plan shall control for any and all purposes.

Please review the attached documentation carefully.  I would be happy to answer any questions about the terms and conditions of your awards.

Very truly yours,

Richard D. Luzzi
Vice President Human Resources

RDL/rmm
Attachments

Terms and Conditions for

Employee Bonus and Incentive Stock Awards

1.               After-Tax Bonus Shares are shares of Company stock awarded to you and are considered “Stock Bonuses” under the Company’s 2007 Omnibus Incentive Compensation Plan.  After-Tax Incentive Shares are shares of stock that are subject to risk of forfeiture as explained below and are considered “Restricted Stock” under the Omnibus Plan.

2.               Upon grant, the number of After-Tax Bonus Shares and After-Tax Incentive Shares shown on the accompanying grant letter will be held in an account with Computershare on your behalf.  You will be permitted to indirectly vote their allocated after-tax shares through the Computershare

3.               You will be entitled to receive dividends and other distributions with respect to all of your Bonus Shares and Incentive Shares, except that dividends on Bonus Shares and Incentive Shares will be reinvested automatically in additional shares of stock automatically.  If you forfeit your Incentive Shares, you have no right to receive shares purchased through dividends paid on the restricted shares.

4.               All Incentive Shares are not vested on grant.  All of the Incentive Shares will vest 100% on the fourth anniversary of the grant date (the “Vesting Date”), subject to the following events occurring:

Event	Effect on Incentive Shares

If before the Vesting Date,

. . . you sell, assign, exchange, pledge, hypothecate or otherwise encumbers any of the Bonus Shares	. . . all of the Incentive Shares are immediately forfeited.

. . . you tender Bonus Shares as full or partial payment of the exercise price of a stock option granted under a Company plan	. . . the Incentive Shares continue to vest according to the original schedule.

. . . you tender Bonus Shares to satisfy applicable tax withholding requirements as permitted by the Plan	. . . the Incentive Shares continue to vest according to the original schedule.

If you terminate employment before the Vesting Date

. . . due to death, disability or retirement under a retirement plan maintained by the Company	. . . the following percentage of the Incentive Shares will vest:

(i) 25%, if at least 1 but less than 2 years has elapsed since the Grant Date;

(ii) 50%, if at least 2 but less than 3 years has elapsed since the Grant Date; and

(iii) 75%, if at least 3 years has elapsed since the Grant Date.

. . . for any reason other than death, disability or retirement	. . . all of the Incentive Shares are immediately forfeited.

5.               This Award granted hereunder is subject to the applicable terms and conditions of the Omnibus Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this award letter and its summary and the terms of the Omnibus Plan, the terms of the Omnibus Plan will control.

6.               If you have elected to defer some or all of the Bonus Shares and Incentive Shares under the Company’s Deferred Compensation Plan, these shares will be credited to a bookkeeping account by Vanguard.  Your Deferred Bonus Shares and Deferred Incentive Shares are considered “Deferred Stock” under the Omnibus Plan. You are not permitted to vote your Deferred Bonus Shares or Deferred Incentive Shares.  Additional restrictions regarding the distribution of these deferred apply to these shares as set forth in the Deferred Compensation Plan.  In the event of a contradiction, distinction or difference between this award letter and its summary and the terms Deferred Compensation Plan, the terms of the Deferred Compensation Plan will control.

7.               The Company may condition delivery of certificates for shares upon the prior receipt from Employee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.